UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. __________)*


                           NATURAL HEALTH TRENDS CORP.
                                (NAME OF ISSUER)

                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)

                                    63888P109
                                 (CUSIP NUMBER)

                                February 19, 1999
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|     Rule 13d-(b)
         |X|     Rule 13d-1(c)
         |_|     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 Page 1 of 4 pages

CUSIP No.   63888P109

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         1.       Name of Reporting Persons

                           Edward Quinn and Doreen Quinn

                  I.R.S. Identification Nos. of above persons (entities only).

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         2.       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)       N/A..............................................|_|

                  (b) .......................................................|_|
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         3.       SEC Use Only .................................................
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         4.       Citizenship or Place of Organization    U.S.A.................
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Number of              5.       Sole Voting Power            0..................
Shares Bene-           6.       Shared Voting Power          500,000............
ficially Owned         7.       Sole Dispositive Power       0..................
by Each                8.       Shares Dispositive Power     500,000............
Reporting Person
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         9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  500,000.......................................................

         10.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See instructions)       N/A...........................

         11.      Percent of Class Represented by Amount in Row (11)  8.02%.....
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         12.      Type of Reporting Person (See Instructions)        IN
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 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
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                                 Page 2 of 4 pages

ITEM 1.

         (a) Name of Issuer

                  NATURAL HEALTH TRENDS CORP.

         (b) Address of Issuer's Principal Executive Offices

                  250 Park Avenue, New York, NY 10117

ITEM 2.

         (a) Name of Person Filing

                  EDWARD and DOREEN QUINN

         (b) Address of Principal Business Office or, if none, Residence

                  61 Forest Street, Berkley, Massachusetts 02779

         (c) Citizenship

                  U.S.A.

         (d) Title of Class of Securities

                  Common Stock

         (e) CUSIP Number: 63888P109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:


                  N/A

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 500,000

         (b)      Percent of class:   8.02%

         (c)      Number of shares as to which the person has:

                  1. Sole power to vote or to direct the vote:   0

                  2. Shared power to vote or to direct the vote: 500,000

                  3. Sole power to dispose or to direct the disposition of: 0

                  4. Shared power to dispose or to direct the disposition of:
                     500,000

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                  N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                  N/A


                                 Page 3 of 4 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                  N/A

ITEM 9.  NOTICE OF DISSOLUTION OF  GROUP


                  N/A

ITEM 10.  CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b).

         (b) By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         (c) The following certification shall be included if the statement is filed pursuant to Section 240.ad3-1(c):

                  By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge an belief, I certify that the information set forth in this statement is true, complete and correct.


April 13, 1999                             April 13, 1999
-------------------------------            --------------------------------
          Date                                       Date


S/                                         S/
-------------------------------            --------------------------------
         Signature                                     Signature

EDWARD QUINN                               DOREEN QUINN
-------------------------------            --------------------------------
Name and Title                             Name and Title

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is singed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The same and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)



                                 Page 4 of 4 pages